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                                                                    EXHIBIT 10.5

                                FIRST AMENDMENT
                                       TO
                            NIPSCO INDUSTRIES, INC.
                   NONEMPLOYEE DIRECTOR STOCK INCENTIVE PLAN
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     WHEREAS, NIPSCO Industries, Inc. (the "Company") adopted the NIPSCO
Industries, Inc. Nonemployee Director Stock Incentive Plan ("Plan"), effective February 1, 1992;

     WHEREAS, pursuant to Section 9.1, the Board of Directors of the Company may amend the Plan; and

     WHEREAS, on December 16, 1997, the Board of Directors of the Company authorized the proper officers of the Company to amend the Plan as described below;

     NOW THEREFORE, the Plan is hereby amended as follows, effective as of December 16, 1997:

     1.  Section 4.3 is amended to read as follows:

          4.3 Adjustments in Authorized Shares. (i) Appropriate adjustments in the aggregate number of Shares issuable pursuant to the Plan, the number of Shares subject to each outstanding award granted under the Plan and the option price with respect to Options, shall be made to give effect to any increase or decrease in the number of issued Shares resulting from a subdivision or consolidation of shares, whether through recapitalization, stock split, reverse stock split, spin-off, spin-out or other distribution of assets to stockholders, stock distributions or combinations of shares, payment of stock dividends, other increase or decrease in the number of such Shares outstanding effected without receipt of consideration by the Company, or any other occurrence for which the Board determines an adjustment is appropriate.
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          (ii) In the event of any merger, consolidation or reorganization of the Company with any other corporation or corporations, or an acquisition by the Company of the stock or assets of any other corporation or corporations, there shall be substituted on an equitable basis, as determined by the Board in its sole discretion, for each Share then subject to the Plan, and for each Share then subject to an award granted under the Plan, the number and kind of shares of stock, other securities, cash or other property to which the holders of Shares of the Company are entitled pursuant to such transaction.

          (iii) Without limiting the generality of the foregoing provisions of this paragraph, any such adjustment shall be deemed to have prevented any dilution or enlargement of a Participant's rights, if such Participant receives in any such adjustment, rights that are substantially similar (after taking into account the fact that the Participant has not paid the applicable option price) to the rights the Participant would have received had he exercised his outstanding award and become a shareholder of the Company immediately prior to the event giving rise to such adjustment. Adjustments under this paragraph shall be made by the Board, whose decision as to the amount and timing of any such adjustment shall be conclusive and binding on all persons.

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     This First Amendment has been executed by the Company, by its duly authorized officer, on this _______ day of ____________, 1998.

                                            NIPSCO Industries, Inc.


                                            By:
                                               ______________________________

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